Apple Computer, Inc.

DIRECT VALUE ADDED RESELLER U.S. SALES AGREEMENT

This Direct Value Added Reseller U.S. Sales Agreement is made between Apple Computer, Inc., a California corporation with its principal place of business located at 1 Infinite Loop, Cupertino, California 95014 ("Apple") and Interactive Solutions Group, Inc., a corporation, partnership, or sole proprietorship organized under the laws of North Carolina with its principal place of business located at Suite 114, 300 South Breward St., Charlotte NC, 28202 ("VAR").

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified

A. "Agreement" - this Direct Value Added Reseller U.S. Sales Agreement, Direct VAR Application, Direct VAR Renewal, and any documents incorporated herein by reference.

B. "Apple Product(s)" and/or "Product(s)" - hardware, software, support, and training products, including items manufactured, distributed or licensed ("sold") exclusively by Apple -Registered Trademark- and items manufactured or distributed by others, that may be sold by Apple to VAR for resale to customers.

C. "Apple Service Programs" - the then-current so titled document which Apple's policies and procedures for providing customer service and support.

D. "Authorized Apple Products List" - the then-current list which designates those Authorized Products VAR is authorized to resell.

E. "Authorized Product(s)" - those Products that VAR is authorized by this Agreement to resell to customers.

F. "Consumables" - those items, such as paper, toner cartridges, printer ribbons, floppy disks, and labels, as specified by Apple in the Price List.

G. "Customer" - the end user(s) located in the United States who purchase(s) and/or might purchase Product from VAR.

H. "Modification" and/or "Modified Products" - hardware modifications to the Products incorporated into the Solution System including but not limited to modifications that require cutting, soldering, or TEMPESTing (or modifications as defined in the Apple Service Programs).

I. "Policies and Practices Manual" - Apple's then-current policies relating to doing business in Apple Products and Apple administrative programs and procedures which a VAR must follow.

J. "Price List" - the Apple Computer, Inc. Authorized Apple Direct VAR Confidential Price List.

K.   "Solution System" - the Product(s) incorporating Value-Added
Enhancement(s).

L. "Value-Added Enhancement(s)" - custom and/or proprietary software and/ or hardware or expertise within a vertical market which are an integral part of each Product sold by VAR. Value-Added Enhancements are set forth in the VAR Application. VAR's Value-Added Enhancement(s) shall (1) be an integral part of each system sold by VAR; and (2) significantly enhance, in function or capability or both, the Apple Products contained in such system.

M. "Wholesaler" and/or "Authorized Wholesaler" - an entity authorized by Apple in the United States to resell Authorized Products to VAR.

1.   APPOINTMENT

A. Apple appoints VAR as an Authorized Apple Direct Value Added Reseller and VAR accepts such appointment. The appointment is limited, non-exclusive and effective only so long as VAR complies with the terms and conditions of this Agreement.This appointment is based upon representations made by VAR in the VAR Application and VAR's agreement to abide by the terms and conditions of this Agreement. Appointment allows VAR to perform the functions described herein and represent to the public that VAR has been authorized by Apple to do so.

B. VAR is an independent contractor, has no power or authority to bind Apple and is contracting for certain goods and services. Nothing in this Agreement shall be construed as creating any relationship such as employer-employee, principal-agent or franchisor-franchisee.

C. The appointment is based upon the existing ownership of VAR and is, therefore, personal in nature. Consequently, VAR may not assign or transfer any or all of its rights or obligations under this Agreement without express written approval from Apple.

2.   SCOPE OF AUTHORIZATION

A. VAR shall only sell Products for which it has been specifically authorized by Apple. As of the date of this Agreement those Products include Products designated on the Authorized Apple Products List. Apple reserves the right to remove Products from the Authorized Apple Products List, to limit those Products available to VAR and to require Product specific authorizations in the future.

B. VAR shall only sell Authorized Products for use within the United States of America (50 states and the District of Columbia).

C.   Each Product sale to a Customer must be part of the Solution System.

D. VAR will only advertise, promote, and sell Products as components of its Solution System.

E. VAR shall not sell Authorized Products as follows unless specifically authorized to do so by an amendment to this Agreement:

(1)  by mail-order or any similar means;

(2) for resale. If Apple authorizes VAR to resell Products to other Apple resellers, VAR shall pass on to the reseller all promotional allowances received from Apple for the Products sold;

(3)  for export, either directly or indirectly;

(4) to public and private non-profit educational institutions, including, without limitation, those portions of state contracts concerning purchases for educational institutions; and

(5) to Premium/Incentive customers defined by Apple for programs that will compete with existing Apple Premium/Incentive programs.

F. VAR shall determine its own resale prices unilaterally. Although Apple may provide suggested retail prices, those are suggestions only and VAR may freely choose to charge different prices.

3.   VAR'S OBLIGATIONS

A.   VAR'S SOLUTION

VAR hereby certifies that all Apple Products purchased or licensed pursuant to this Agreement are to be incorporated into VAR's own Solution System for resale or used internally by VAR to develop or demonstrate VAR's Solution System.

B.  PROMOTION AND SALES

VAR shall promote and sell Products and Consumables to Customers, maintaining a high level of customer satisfaction. VAR agrees and represents that it shall accomplish at least the following:

(1) comply with Apple's programs and policies either contained in the Policies and Practices Manual or other documentation available to VAR;

(2) assist each Customer in person to properly assess the Customer's needs and fully explain the features, benefits, operation, and applications of the Solution System. VAR shall provide Customers with the benefit of ongoing, skilled, face-to-face, presale, and postsale education, orientation, service, and support on the Solution System;

(3)  purchase and take delivery from Apple, during the term of this
Agreement: for an integration solution VAR, no less than one million dollars ($1,000,000) worth of Apple Products; or for a proprietary solution VAR, no less than five hundred thousand dollars ($500,000) worth of Apple Products;

(4) utilize the promotional programs and funds Apple makes available from time to time;

(5) make available (a) Apple's standard Limited Warranty, (b) any warranties provided by the vendor of any bundled products, and (c) applicable end user Software License Agreements to all purchasers prior to purchase;

(6) not engage in any deceptive, misleading or unethical practices that are or might be detrimental to Apple, Apple products or the public;

(7) not make any representations, warranties, or guarantees to Customers or to the trade with respect to the specifications, features, or capabilities of Apple products that are inconsistent with Apple's literature, including all warranties and disclaimers contained in such literature; and

(8)  not make modifications to Products without authorization from Apple.

C. SERVICE

(1) VAR shall provide for the service of all Apple Product in a manner which ensures customer satisfaction and conforms to Apple's requirements. VAR shall meet its service obligation by executing an Apple Authorized Service Provider Agreement and performing service and repair itself; The service requirements are more fully described in the Apple Service Programs. VAR must itself perform service on all Modified Product.

(2) VAR shall report to Apple which service option(s) it will utilize to fulfill its service obligations.

(3) If VAR elects at any time to use another third party Apple authorized service provider to perform its service obligations on its behalf, VAR acknowledges that it shall remain responsible for ensuring service and repairs are performed in accordance with this Agreement.

D. SUPPORT

VAR shall support all Apple Products it offers for sale. Adequate minimum support of Apple Products includes:

(1) providing satisfactory technical support for the Products in a timely manner. Technical support shall include, but not be limited to, information and training on Product configurations, compatibility, and general product information. At a minimum VAR will provide the support outlined in the VAR Application; and

(2) explaining to the Customers the various Apple service and support program options available for Apple Products.

4. PRODUCT PURCHASES

In addition to Products ordered for resale, VAR may order Products in reasonable quantities for internal use in developing and demonstrating VAR's Solution System.

A. PURCHASES DIRECT FROM APPLE

(1) If eligible to purchase directly from Apple, VAR may submit orders for Products and Consumables. Orders shall be subject to acceptance by Apple. The price shall be Apple's price on the then-current Price List on the date of Apple's acceptance. The prices set forth in Apple's then-current Price List include freight (using an Apple-selected carrier) to VAR and insurance.

Apple shall use reasonable efforts to ship according to VAR's request, but shall not be liable for any failure to do so or for any failure to meet a proposed delivery date. Unless VAR clearly advises Apple to the contrary in writing, Apple may make partial shipments on account of VAR's orders, to be separately invoiced and paid for when due. Title to all shipped Product shall pass to VAR at Apple's shipping location. When shipping pursuant to Apple's standard practices, Apple will place tracers, file claims and replace product lost or damaged in transit.

(2) Should orders for Product exceed Apple's available inventory, Apple will allocate its available inventory and make deliveries (including partial shipments) on a basis Apple deems equitable, in its sole discretion and without liability to VAR.

(3) VAR shall be invoiced upon shipment of Product and, provided VAR is eligible for credit from Apple, shall pay each invoice no later than THIRTY (30) DAYS from the date of invoice. Upon Apple's request, VAR shall provide financial statements to Apple. Apple reserves the right to change credit terms should VAR's financial status or payment record so warrant.

B. PURCHASES FROM WHOLESALERS

(1) VAR is authorized by this Agreement to purchase Apple Products from any Authorized Wholesaler provided VAR complies with the terms of this Agreement.

Should VAR violate the terms of this Agreement, in addition to any other remedies Apple may otherwise have, Apple may terminate VAR's purchase authorization and notify all Wholesalers of such termination. VAR agrees that neither Apple nor any Wholesaler shall be liable to VAR for not fulfilling VAR's orders should Apple remove or terminate VAR's purchase authorization.

(2) The terms and conditions of any purchases shall be between VAR and Wholesaler. VAR understands and acknowledges that Apple shall not in any way be responsible or liable to VAR for any act, or failure to act, by any Wholesaler.

5. LIMITED WARRANTY TO VAR

A. Apple warrants to VAR that any Authorized Products purchased directly from Apple shall conform to the general description of that Product on the Price List. This warranty is non-transferable.

VAR's sole and exclusive remedy for any breach by Apple of the foregoing warranty shall be a credit to the VAR's account upon return to Apple of the non-conforming unit.

B. VAR-owned Apple Products used for demonstration, display, seeding, or training purposes are covered by Apple's standard Limited Warranty; coverage shall commence on the date VAR first uses the Product. If VAR does not maintain records indicating the date of first use, the coverage period will start from VAR's date of purchase.

C. APPLE MAKES NO OTHER WARRANTY TO VAR, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY APPLE PRODUCTS OR CONSUMABLES PURCHASED BY VAR HEREUNDER. APPLE SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

D. For Apple Products sold by VAR to Customers, Apple's standard Limited Warranty shall flow to the Customer provided the Product has not been modified or is otherwise ineligible for warranty (except for modifications authorized in the Apple Service Programs). VAR shall furnish each customer with a proof of purchase (that is, a bill of sale or other receipt) that states the customer's name and address, date of sale, and the serial numbers of the Apple products sold.

E. For Modified Products, VAR agrees both to remove any Apple warranty cards and other warranty documents shipped to it with Apple Products prior to providing such Apple Products to its Customers and to disclaim, on Apple's behalf, all liability for product warranty to its Customers in material supplied to such Customers at the time of sale.

6. INSPECTIONS, RECORDS, AND REPORTING

A. Apple shall have the right to inspect VAR's location and its operation at any time during regular business hours to verify VAR's compliance with the terms and conditions of this Agreement and Apple programs. Upon Apple's request, VAR shall promptly make and provide copies of any and all requested records and documents.

B. VAR shall maintain at the Authorized Location for at least FIVE (5) YEARS its records, contracts, and accounts relating to the sale of Apple Products.

C. Upon Apple's request, VAR will provide sales and inventory reports. The frequency, content and format of these reports shall be prescribed by Apple.

D. VAR will promptly notify Apple in writing of any suspected Product defect or safety problem.

E. VAR shall notify Apple in writing no less than TEN (10) DAYS prior to any material change in the management or control of VAR, any new affiliation or association, or transfer of any substantial part of VAR's business. VAR shall also notify Apple in writing no less than TEN (10) DAYS prior to any acquisition by VAR in whole or in part of a third party engaged in the sale of Apple Products.

7. APPLE PROPRIETARY RIGHTS

A. TRADEMARKS, SERVICE MARKS AND TRADE NAMES

(1) During the term of this Agreement, VAR is authorized and permitted by Apple to display the registered trademarks "Apple" and the Apple logo, the service mark "AppleCare -Registered Trademark- ," the other trademarks, service marks and names belonging or licensed to Apple ("Apple Marks"), and the designation "Authorized Apple Direct VAR" solely in connection with VAR's promotion of, or VAR's support and service capabilities for, Authorized Products and/or Consumables. VAR's display of such Apple Marks shall be in accordance with Apple's written policies in effect from time to time. VAR will not remove any Apple Marks from any Authorized Products or Consumables nor shall VAR add any marks to such products.

(2) Apple retains all rights not expressly conveyed to VAR by this Agreement. VAR recognizes the great value of the publicity and goodwill associated with the

Apple Marks and acknowledges that such goodwill exclusively accrues to the benefit of and belongs to Apple. VAR has no rights of any kind whatsoever with respect to the Apple Marks. VAR shall not use or license others to use the Apple Marks on or in connection with any goods or services (including but not limited to promotional and merchandising items such as key chains, mugs, and T-shirts) other than the Apple Products, except in accordance with Apple's written merchandising programs and policies.

B. SOFTWARE RIGHTS

(1) VAR acknowledges that Authorized Products often contain not only hard-ware but also software. Software may be provided on separate media, such as floppy diskettes or CD-ROM or may be included within the hardware. Such software is proprietary, is copyrighted, and may also contain valuable trade secrets and be protected by patents. VAR shall not separate the software from the associated Authorized Product as shipped by Apple, nor may VAR disassemble, decompile, reverse engineer, copy, modify, prepare derivative works thereof, or otherwise change any of the software or its form.

(2) VAR understands that Apple does not sell software. Rather, VAR is licensed to distribute software that is incorporated in or packaged with Authorized Products only as part of its authorized distribution, sale, or resale of the associated Authorized Products. The end user of an Apple Product is licensed directly to use any software contained in such Product, subject to the terms of the license accompanying the Apple Product, if any, and the applicable patent, trademark, copyright, and other federal and state intellectual property laws.

8. INSURANCE AND INDEMNITIES

A. While this Agreement is in effect, VAR shall keep in force and effect a sufficient general liability insurance policy, including premises liability, products, and completed operations, with limits of coverage not less than $1,000,000 bodily or personal injury and $1,000,000 property damage, or $1,000,000 com-bined single limit.

B. Apple agrees to defend any proceeding or action brought by a third party against VAR to the extent based on a claim that: (1) the marketing or use of any product sold by Apple to VAR infringes any U.S. patent, copyright, trademark, trade secret or other proprietary right of a third party; or (2) a defective Apple product directly caused death or personal injury (provided the product at issue has not been altered, modified or otherwise changed by
VAR). Apple agrees to indemnify VAR for damages awarded to third parties solely as a result of such claims. Apple's obligation to so defend and indemnify VAR is contingent on VAR's compliance with Section 8D below.

C. VAR agrees to defend any proceeding or action brought by a third party against Apple to the extent based on a claim arising from the acts or omissions of VAR, its employees or agents in conduct associated with the offering for sale or marketing of Apple products, except acts or omissions expressly required by Apple's written programs and policies. VAR agrees to indemnify Apple for any losses, damages, liabilities, costs and reasonable expenses arising from such acts or omissions. VAR's obligation to so defend and indemnify Apple is contingent on Apple's compliance with Section 8D below.

D. Each party shall promptly notify the other party of any claim, demand, proceeding or suit of which the other party becomes aware which may give rise to a right of defense or indemnification pursuant to this section ("Claim"). Notice of any Claim which is a legal proceeding, by suit or otherwise, must be provided to the indemnifying party within THIRTY (30) DAYS of first learning of such proceeding. Notice shall include an offer to tender the defense of the Claim to the indemnifying party. The indemnifying party, if it accepts such tender, shall be entitled to take over sole control of the defense of the Claim. That control shall include the right to take any and all actions necessary to completely and finally resolve the Claim by settlement or compromise (in which case the indemnifying party shall be responsible for the cost of settlement/compromise related to the Claim). Upon acceptance of tender, the indemnified party shall cooperate with the indemnifying party with respect to such defense and settlement. In the event a Claim is settled, both parties agree not to publicize the settlement and will make every effort to ensure the settlement agreement contains a non-disclosure provision.

9. CONFIDENTIALITY

Any information disclosed to VAR by Apple relating to Apple's present or future developments, including but not limited to future product information, business activities, terms and conditions of this Agreement (including any documents incorporated by reference), pricing, and all other amendments and addenda between VAR and Apple (except such information as is previously known to VAR without an obligation of confidentiality or is publicly disclosed by Apple either prior or subsequent to VAR's receipt of such information from Apple), shall be characterized as confidential information. VAR shall hold such confidential information in trust and confidence for Apple and shall not use it except in furtherance of the relationship set forth in this Agreement, nor publish, disclose, or disseminate it for a period of FIVE (5) YEARS after receipt thereof by VAR, except as may be authorized by Apple in writing. VAR shall have no right to prepare any derivative works of such confidential information.

10. LIMITATION OF LIABILITY

IN NO EVENT SHALL APPLE BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES OF ANY NATURE, INCLUDING, WITHOUT LIMITATION, LOST BUSINESS PROFITS. DIRECT DAMAGES SHALL BE LIMITED TO AN AMOUNT NOT TO EXCEED $100,000 PER INCIDENT.

11. LIMITATION OF REMEDIES

THE REMEDIES SET FORTH IN THIS AGREEMENT SHALL BE VAR'S SOLE AND EXCLUSIVE REMEDIES FOR ANY BREACH OF THIS AGREEMENT BY APPLE.

12. TERM AND TERMINATION

A. TERM

Unless terminated as provided herein, the term of this Agreement shall be ONE
(1) YEAR commencing on the date it is executed by Apple ("Effective Date").

B. TERMINATION WITH THIRTY (30) DAYS NOTICE

Either party may terminate this Agreement at will, at any time, with or without cause, by written notice to the other party not less than THIRTY (30) DAYS before the effective date of such notice. C. Immediate Termination To the extent permitted by applicable law, Apple may terminate this Agreement effective immediately and without notice in the event that:

(1) VAR fails to perform any obligation, duty, or responsibility imposed under this Agreement and such failure or default remains unremedied FIFTEEN
(15) DAYS after written notice thereof;

(2) VAR commits a felony, engages in an unlawful business practice, or conducts business in any manner prohibited by Sections 2 or 3;

(3) there is any material change or transfer in the management or control of VAR, VAR's business operations, or any new affiliation or transfer of any substantial part of its business;

(4) any conduct or proposed conduct of VAR exposes or threatens to expose Apple to any liability or obligation, including any federal, state, or local law; or

(5) VAR fails to maintain sufficient net worth and working capital to perform its obligations; has a receiver or similar party appointed for its property; becomes insolvent or makes an assignment for the benefit of creditors; or ceases to do business in Apple Products.

D. EFFECT OF NOTICE OF TERMINATION

In the event that notice of termination of this Agreement is given for any reason, the due date of all Apple invoices shall be accelerated so that they become due and payable as of the date of notice of termination, even if longer terms had been provided previously. Apple shall be entitled, in its sole discretion, to reject all or part of any orders received from VAR after the date of such notice or to cancel any orders previously accepted. Apple may restrict VAR's use of any available promotional allowances. VAR may continue to represent publicly that it is an authorized Apple VAR but shall not enter into any commitments requiring Apple Authorized Products or Consumables after the termination date.

E. EFFECT OF TERMINATION

Upon expiration or termination of this Agreement: (1) VAR shall submit to Apple within TEN (10) DAYS after such expiration or termination a list of all Authorized Products owned by VAR as of such termination.

Apple, at its option, may purchase from VAR any or all Authorized Products that are still in their original, unopened containers, in good condition, at the respective prices paid by VAR for such items. These prices shall be determined by assuming that the Products are from VAR's most recent purchase of such items.

Apple, at its option, may purchase any or all Authorized Products in opened containers at prices determined by Apple. If the prices offered by Apple are unacceptable to VAR, VAR may refuse Apple's offer and thereafter resell such Authorized Product to an authorized Apple VAR.

After receipt of any such Authorized Product from VAR, Apple will issue an appropriate credit to VAR's account, subject to offset for any amounts due Apple.

(2) VAR shall immediately cease use of the Apple Marks provided by Section 7 herein, and otherwise discontinue representing to the public and trade that it is an authorized Apple VAR.

(3) All promotional allowance or other fund accruals shall cease. VAR may claim against any available balances for any activities approved by Apple and conducted prior to the date of termination.

(4) VAR shall promptly return to Apple all property of Apple in its possession, including but not limited to loaned equipment and any documents of any kind containing Apple confidential information.

F. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, ON ACCOUNT OF EXPIRATION OR TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

G. To the extent permitted by applicable law, and in consideration of its entering into this Agreement, VAR hereby waives and relinquishes any rights or claims under franchise, VARship, or other statutes, or at common law, that would or might arise out of a termination of this Agreement by Apple or refusal by Apple to renew or extend the term of this Agreement.

H. VAR's obligations under Sections 6, 7, 8, 9, 10, 11, 12 and 13 and their subsections shall survive expiration or termination of this Agreement.

13. GENERAL TERMS

A. GOVERNING LAW

This Agreement and the corresponding relationships of the parties shall be governed by and construed in accordance with the laws of the state of California without giving effect to its conflict of law provisions.

B. DISPUTES

(1) Any dispute, resolution, or proceeding with respect to this Agreement shall take place in the County of Santa Clara, State of California. VAR expressly agrees that venue within this district is proper and voluntarily submits to the jurisdiction of the courts within same.

(2) Any action arising from or related to this Agreement must be brought within ONE (1) YEAR from the date such action could have first been brought. The parties expressly agree to this provision notwithstanding any longer period which may be provided by statute and any such period is expressly waived.

C. NOTICE

Notices and demands of any kind that VAR may be required or desire to serve upon Apple pursuant to this Agreement shall be served by United States mail, postage prepaid, or overnight courier, to Apple, at

     Apple Computer, Inc.
     Contracts Management
     1 Infinite Loop, M/S 38-CM
     Cupertino, CA 95014

Notices and demands of any kind that Apple may be required or desire to serve upon VAR pursuant this Agreement shall be served by personal service, United States mail, postage prepaid, overnight courier, or electronic mail to VAR, at VAR's address set forth in this Agreement.

With written notice to the other, Apple and VAR may designate in writing different addresses. All notices or demands by United States mail shall be deemed given and complete upon mailing.

D. SEVERABILITY

(1) In the event that any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining portions of this Agreement shall remain in full force and effect and be construed so as to best effectuate the intention of the parties upon execution.

(2) The paragraph headings contained herein are for reference only and shall not be considered as substantive parts of this Agreement. Use of the singular or plural form shall include the other.

E. WAIVER

The waiver of any one default shall not waive subsequent defaults of the same or different kind.

F. SUCCESSORS IN INTEREST

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors, and permitted assigns.

14. Entire Agreement

This document and all documents referred to or incorporated herein by reference contain all the agreements, warranties, understandings, conditions, covenants, and representations made between VAR and Apple. Neither Apple nor VAR shall be liable for any agreements, warranties, understandings, conditions, covenants, or representations that are not expressly set forth in this Agreement. Any different or additional terms or conditions in any purchase order, invoice or other such document are hereby expressly rejected by Apple and shall have no force or effect.

This Agreement may only be modified in writing by an instrument signed by an authorized representative of each party. Apple may unilaterally modify the Price List, the Authorized Apple Products List, the Policies and Practices Manual, the Apple Service Programs and the AppleFund(TM) Guidelines effective on the date designated by Apple. VAR shall have a reasonable period of time to implement changes requiring VAR to materially alter its activities provided such period does not exceed THIRTY (30) DAYS from the stated effective date.

The duly authorized representatives of the parties execute this Agreement as of the dates set forth below.

VAR

SIGNATURE:          /s/ "Grant K. Holcomb"
           -------------------------------------------------------------

PRINT NAME:         Grant K. Holcomb
            ------------------------------------------------------------

TITLE:              President
       -----------------------------------------------------------------

DATE:               March 11, 1997
      ------------------------------------------------------------------



Apple Computer, Inc.

SIGNATURE:          /s/ "signed"
           -------------------------------------------------------------

PRINT NAME:         [ILLEGIBLE]
            ------------------------------------------------------------

TITLE:              Sr. Contracts Specialist
       -----------------------------------------------------------------

DEPT:               Contracts Management
      ------------------------------------------------------------------

EFFECTIVE DATE:     3/19/97
                --------------------------------------------------------